Exhibit 10.25

Amendment No. 1
to
AMENDED AND RESTATED RETAINER PLAN FOR
ELIGIBLE DIRECTORS OF
TOMPKINS FINANCIAL CORPORATION
AND ITS WHOLLY-OWNED SUBSIDIARIES

This Amendment No. 1 (the “Amendment”) is hereby made to that certain Amended and Restated Retainer Plan (the "Plan") for Eligible Directors of Tompkins Financial Corporation and its wholly-owned subsidiaries (referred to collectively as the “Company”), as filed with the Company’s Annual Report on Form 10-K for the fiscal year ended 12/31/2008. All capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Plan.

The purpose of this Amendment is to clarify the manner and method by which Eligible Directors may elect to receive their compensation for services on and after January 1, 2018.

1.	Section 1 of the Plan is hereby amended and restated in its entirety, as follows:

“1. General. This Amended and Restated Retainer Plan (the "Plan") for Eligible Directors of Tompkins Financial Corporation and its wholly-owned subsidiaries (referred to collectively as the “Company”), provides that Eligible Directors (defined below) may elect to receive their compensation (collectively, “Fees”) payable for services as a member of the Board of Directors of the Company or any committee thereof in the following manner (each, a “Manner of Payment”):

a.	In shares of common stock, par value $0. l 0 per share, of Tompkins Financial Corporation, pursuant to Section 5 of this Plan ("Deferred Stock Compensation"); and/or,

b.	In deferred cash compensation, pursuant to Section 6 of this Plan ("Deferred Cash Compensation"); and/or,

c.	In cash;

provided, however, that the Tompkins Financial Corporation Board of Directors (the “TFC Board”) may, via resolution, establish policies governing an Eligible Director’s eligibility to receive compensation via one or more Manners of Payment. Fees will be payable at the beginning of each quarter, in such amounts as the TFC Board may determine from time to time by resolution. For any Fees earned on and after January 1, 2018, and further subject to an Eligible Director's Valid Election, such Fees shall be paid in any combination of Manner of Payment above (unless otherwise limited by the TFC Board), except that only one Manner of Payment may be elected for each category of Fee. By way of illustration but not limitation, a director could elect to take the retainer portion of her 2018 Fees as Deferred Stock Compensation, and the committee service portion of her 2018 Fees as Cash, but she could not elect to take 50% of her retainer as Deferred Stock Compensation and 50% as cash. If the allocation of Fees across the available payment options results in a fraction, such fraction shall be rounded to the nearest dollar.

This Plan is an amendment to and restatement of that certain Stock Retainer Plan for Eligible Directors of Tompkins Trustco, Inc. and Participating Subsidiaries, filed on May 12, 2005 with the SEC as Exhibit 10.l to Current Report on Form 8-K of Tompkins Financial Corporation (f/k/a Tompkins Trustco, Inc.). This Plan shall also replace in their entirety any and all Deferred Compensation Agreements made between Tompkins Trust Company and Eligible Directors. This Plan shall not replace, alter or amend any Deferred Compensation Agreements currently existing between The Bank of Castile and certain Eligible Directors.”

2. This Amendment will be deemed effective as of December 31, 2017. Except as expressly provided in this Amendment, all of the terms and provisions of the Plan, including all existing payment elections thereunder, are and will remain in full force and effect.